Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1700 K Street NW Fifth Floor Washington, D.C. 20006-3817 o: 202.973.8800 f: 202.973.889

March 10, 2026
Yext, Inc.
61 Ninth Avenue
New York, NY 10011

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Yext, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of 6,146,651 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), of which (i) 4,917,321 shares are reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”), (ii) 1,229,330 shares are reserved for issuance pursuant to the Company’s 2017 Employee Stock Purchase Plan (together with the 2016 Plan, the “Plans,” and the shares of Common Stock issuable under the Plans, the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany each Plan, will be validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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